Exhibit 99

Retractable Technologies, Inc. Reports Recognition of Payment

LITTLE ELM, Texas, May 21, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) (“RTI”) reports that in the second quarter of 2015, RTI will record as income and remove from RTI’s current liabilities, the $7,724,826 judgment amount previously paid by Becton, Dickinson and Company (“BD”) for damages awarded as a result of BD’s infringement of RTI’s patents.  This patent infringement case and related appeals have concluded.

The patent claims were severed from RTI’s other claims against BD in 2008.  The other portion of the case in which the District Court granted RTI a final judgment for $352 million plus other relief is not directly affected by the conclusion of the patent case and the related recognition of the judgment amount.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer